Exhibit 99.2

Enterprise Acquisition Corp. Prices 25 Million Units in Initial Public Offering

BOCA RATON, Florida—PR Newswire—November 7, 2007—Enterprise Acquisition Corp. (AMEX: EST.U) announced today the pricing of its initial public offering of 25 million units at $10.00 per unit. The Company expects to raise gross proceeds of approximately $250 million in this offering (excluding the proceeds from the exercise of the underwriters’ over-allotment option, if any). Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. Initially, the units will be the only security trading.

The Company’s units are expected to begin trading on the American Stock Exchange (AMEX) under the ticker symbol EST.U on or about November 8, 2007. The common stock and warrants may trade separately on the 90th day after November 7, 2007, unless the underwriters for the offering determine that an earlier date is acceptable. In no event will the underwriters allow separate trading of the common stock and warrants until the Company files an audited balance sheet reflecting its receipt of the gross proceeds of the offering.

UBS Investment Bank and Ladenburg Thalmann & Co. Inc. are serving as joint bookrunning managers for the offering, with I-Bankers Securities, Inc. serving as co-manager.

The Company intends to utilize the net proceeds from this offering to acquire one or more operating businesses through a merger, capital stock exchange, asset acquisition or other similar business combination.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171 (telephone 212-821-3000) or Ladenburg Thalmann & Co. Inc. at 153 East 53rd Street, New York, NY 10022 (telephone 212-409-2000).

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Enterprise Acquisition Corp.